UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 10, 2023
COTERRA ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (281) 589-4600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	CTRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 10, 2023, Coterra Energy Inc. (the “Company”) entered into a revolving credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent (“JPMorgan”), and certain lenders and issuing banks party thereto. The aggregate revolving commitments under the Credit Agreement are $1.5 billion, with a discretionary swingline sub-facility of up to $100 million and a letter of credit sub-facility of up to $500 million. The Company may also increase the revolving commitments under the Credit Agreement by up to an additional $500 million subject to certain conditions and the agreement of the lenders providing commitments with respect to such increase.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to, at the Company’s option, either a term SOFR rate plus a 0.10 percent credit spread adjustment for all tenors or a base rate, plus an interest rate margin which ranges from 0 to 75 basis points for base rate loans and 100 to 175 basis points for term SOFR loans based on the Company’s credit rating. The commitment fee on the unused available credit is calculated at annual rates ranging from 10 basis points to 27.5 basis points. The Credit Agreement matures on March 10, 2028. The maturity date can be extended for additional one year periods on up to two occasions upon the agreement of the Company and lenders holding at least 50 percent of the commitments under the Credit Agreement.

The Credit Agreement contains customary covenants, including the maintenance of a maximum leverage ratio of no more than 3.0 to 1.0 as of the last day of any fiscal quarter until such time as the Company has no other debt in a principal amount in excess of $75 million outstanding that has a financial maintenance covenant based on a leverage ratio, at which time the Credit Agreement requires maintenance of a ratio of total debt to total capitalization of no more than 65 percent (with all calculations based on definitions contained in the Credit Agreement).

Concurrently with the Company’s entry into the Credit Agreement, the Company terminated its existing second amended and restated credit agreement, dated as of April 22, 2019 (as amended, the “Existing Credit Agreement”), with the lenders party thereto and JPMorgan, as administrative agent thereunder.

JPMorgan and certain of the lenders under the Credit Agreement and their affiliates have provided, from time to time, and continue to provide commercial banking and related services, as well as investment banking, financial advisory and other services to the Company and/or to the Company’s affiliates, for which we have paid, and intend to pay, customary fees, and, in some cases, out-of-pocket expenses.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the Credit Agreement attached as Exhibit 10.1 and which is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information provided in Item 1.01 regarding the termination of the Existing Credit Agreement is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Credit Agreement, dated as of March 10, 2023, among the Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders and Issuing Banks party thereto.

104 Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTERRA ENERGY INC.

By:	/s/ TODD M. ROEMER
Todd M. Roemer
Vice President and Chief Accounting Officer
Date: March 15, 2023